UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 15, 2008

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

and

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 15, 2008, Penn Virginia Corporation (the “Company”) entered into an amendment (the “Eleventh Amendment”) to the Company’s Amended and Restated Credit Agreement dated as of December 4, 2003, as amended, with JP Morgan Chase Bank, N.A., as administrative agent, and other financial institutions party thereto (the “Credit Agreement”).

The Eleventh Amendment amended the Credit Agreement to, among other things, (i) reaffirm the $479 million borrowing base and exclude certain properties in the calculation of the borrowing base, (ii) amend the pricing schedule to increase the floating interest rate used for short-term borrowings (generally less than three days) related to acquisitions and unanticipated expenditures, (iii) amend the definition of alternate base rate, (iv) add and amend certain defaulting lender terms and (v) clarify that hedge transactions within the bank group are secured obligations that rank pari passu with loan obligations under the Credit Agreement.

A copy of the Eleventh Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Eleventh Amendment to Amended and Restated Credit Agreement dated as of December 15, 2008 among Penn Virginia Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2008

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

Exhibit Index

Exhibit No.	Description
10.1	Eleventh Amendment to Amended and Restated Credit Agreement dated as of December 15, 2008 among Penn Virginia Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A.